Exhibit 22

                                  SUBSIDIARIES


Set forth below is a list of all subsidiaries of Burlington Industries, Inc. (the "Corporation")* and, as to each person named, the percentage of voting securities owned, or other bases of control, by its immediate parent.




                                                    Percentage of Voting
                                State or            Power Represented by
                              Jurisdiction          Securities Owned by
                                   of               the Corporation on
       Name                   Incorporation         October 3, 1998
-----------------------       -------------         ---------------------

Burlington Fabrics Inc.          Delaware                    100%

B.I. Funding, Inc.               Delaware                    100%

Insuratex, Ltd.                  Bermuda                     100%

Textiles Morelos, S.A. de C.V.   Mexico                      100%




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*      The names of 20 domestic  subsidiaries  (4 of which are  inactive) and 14 foreign subsidiaries have been omitted because, considered in the aggregate, they would not constitute a significant subsidiary. All of the
       foregoing   subsidiaries  are  included  in  the  consolidated  financial statements of the Corporation.